                                                                     Exhibit 3.1

                              Chapman and Cutler
                            111 West Monroe Street
                           Chicago, Illinois  60603


                                October 5, 1995



Everen Unit Investment Trusts,
 a service of Everen Securities, Inc.
77 West Wacker Drive
Chicago, Illinois  60601

     Re:  Everen Unit Investment Trusts Series 38
          ---------------------------------------

Gentlemen:

     We have served as counsel for Everen Unit Investment Trusts, a service of Everen Securities, Inc., as Sponsor and Depositor of Everen Unit Investment Trusts Series 38 (the "Fund"), in connection with the preparation, execution and delivery of the Trust Agreements dated the date of this opinion between Everen Unit Investment Trusts, as Depositor, and Investors Fiduciary Trust Company, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedules to the Trust Agreements with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing all the Units of fractional undivided interest in, and ownership of, the Fund, created under said Trust Agreements.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

        1. The execution and delivery of the Trust Agreements and the execution and issuance of certificates evidencing the Units of the Fund have been duly authorized; and

        2. The certificates evidencing the Units of the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute a valid and binding obligation of the Fund and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-62735) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                        Respectfully submitted,



                                        CHAPMAN AND CUTLER

                              Chapman and Cutler
                            111 West Monroe Street
                           Chicago, Illinois  60603


                                October 5, 1995



Everen Unit Investment Trusts
a service of Everen Securities, Inc.
77 West Wacker Drive, 29th Floor
Chicago, Illinois  60601

Investors Fiduciary Trust Company
127 West 10th Street
Kansas City, Missouri  64405


     Re:               Everen Unit Investment Trusts Series 38
             (Insured National Series 17 and Insured California Series 21)

Gentlemen:

     We have acted as counsel for Everen Unit Investment Trusts, Depositor of Everen Unit Investment Trusts Series 38 (Insured National Series 17 and Insured California Series 21) (collectively, the "Fund" and each a "Trust Fund"), in connection with the issuance of Units of fractional undivided interest in the Trust Fund of said Fund under the Trust Agreement dated October 5, 1995 (the "Indenture") between Everen Unit Investment Trusts, as Depositor and Evaluator and Investors Fiduciary Trust Company, as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing Federal income tax law:

        (i) Each Trust Fund is not an association taxable as a corporation but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, Internal Revenue Code of 1986 (the "Code").

        (ii) Each Unitholder will be considered as owning a pro rata share of each asset of the respective Trust Fund in the proportion that the number of Units of such Trust Fund held by him bears to the total number of Units outstanding of such Trust Fund. Under subpart E, subchapter J of chapter 1 of the Code, income of each Trust Fund will be treated as income of each Unitholder of the respective Trust Fund in the proportion described, and an item of Trust Fund income will have the same character in the hands of a Unitholder as it would have in the hands of the Trustee. Accordingly, to the extent that the income of a Trust Fund consists of interest and original issue discount excludable from gross income under Section 103 of the Code, such income will be excludable from Federal gross income of the Unitholders, except in the case of a Unitholder who is a substantial user (or a person related to such user) of a facility financed through issuance of any industrial development bonds or certain private activity bonds held by the respective Trust Fund. In the case of such Unitholder (and no other) interest received with respect to his Units attributable to such industrial development bonds or such private activity bonds is includable in his gross income. In the case of certain corporations, interest on the Bonds is included in computing the alternative minimum tax pursuant to Section 56(c) of the Code, the environmental tax (the "Superfund Tax") imposed by Section 59A of the Code, and the branch profits tax imposed by Section 884 of the Code with respect to U.S. branches of foreign corporations.

        (iii) Gain or loss will be recognized to a Unitholder upon redemption or sale of his Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units represented by his Unit. Before adjustment, such basis would normally be cost if the Unitholder had acquired his Units by purchase, plus his aliquot share of advances by the Trustee to a Trust Fund to pay interest on Bonds delivered after the Unitholder's settlement date to the extent that such interest accrued on the Bonds during the period from the Unitholder's settlement date to the date such Bonds are delivered to the respective Trust Fund, but only to the extent that such advances are to be repaid to the Trustee out of interest received by such Trust Fund with respect to such Bonds. In addition, such basis will be increased by the Unitholder's aliquot share of the accrued original issue discount with respect to each Bond held by a Trust Fund with respect to which there was an original issue discount at the time the Bond was issued and reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust Fund.

        (iv) If the Trustee disposes of a Trust Fund asset (whether by sale, payment on maturity, redemption or otherwise) gain or loss is recognized to the Unitholder and the amount thereof is measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units among each of the Trust Fund assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unitholder's basis in his Units and of his fractional interest in each Trust Fund asset must be reduced by the amount of his aliquot share of interest received by the Trust Fund, if any, on bonds delivered after the Unitholder's settlement date to the extent that such interest accrued on the Bonds during the period from the Unitholder's settlement date to the date such Bonds are delivered to the Trust Fund, must be reduced by the annual amortization of bond premium, if any, on Bonds held by the Trust Fund and must be increased by the Unitholder's share of the accrued original issue discount with respect to each Bond which, at the time the Bond was issued, had original issue discount.

        (v) In the case of any Bond held by the Trust Fund where the "stated redemption price at maturity" exceeds the "issue price", such excess shall be original issue discount. With respect to each Unitholder, upon the purchase of his Units subsequent to the original issuance of Bonds held by the Trust Fund, Section 1272(a)(7) of the Code provides for a reduction in the accrued "daily portion" of such original issue discount upon the purchase of a Bond subsequent to the Bond's original issue, under certain circumstances. In the case of any Bond held by the Trust Fund the interest on which is excludable from gross income under Section 103 of the Code, any original issue discount which accrues with respect thereto will be treated as interest which is excludable from gross income under Section 103 of the Code.

        (vi) Certain bonds in the portfolios of certain of the Trust Fund have been insured by the issuers thereof against default in the prompt payment of principal and interest. Insurance has been obtained for such bonds, or, in the case of a commitment, the bonds will be ultimately insured under the terms of such an insurance policy, which are designated as issuer insured bonds on the portfolio pages of the respective Trust Fund in the prospectus for a Trust Fund, by the issuer of such bonds. Insurance obtained by the issuer is effective so long as such bonds remain outstanding. For each of these bonds, we have been advised that the aggregate principal amount of such bonds listed on the portfolio page for the respective Trust Fund was acquired by the applicable Trust Fund and are part of the series of such bonds listed on the portfolio page for the respective Trust Fund in the aggregate principal amount listed on the portfolio page for the respective Trust Fund. Based upon the assumption that the bonds acquired by the applicable Trust Fund are part of the series covered by an insurance policy or, in the case of a commitment, will be ultimately insured under the terms of such an insurance policy, it is our opinion that any amounts received by the applicable Trust Fund representing maturing interest on such bonds will be excludable from federal gross income if, and to the same extent as, such interest would have been so excludable if paid in normal course by the Issuer provided that, at the time such policies are purchased, the amounts paid for such policies are reasonable, customary and consistent with the reasonable expectation that the Issuer of the bonds, rather than the insurer, will pay debt service on the bonds. Paragraph (ii) of this opinion is accordingly applicable to such payment.

     Sections 1288 and 1272 of the Code provide a complex set of rules governing the accrual of original issue discount. These rules provide that original issue discount accrues either on the basis of a constant compound interest rate or ratably over the term of the Bond, depending on the date the Bond was issued.
In addition, special rules apply if the purchase price of a Bond exceeds the original issue price plus the amount of original issue discount which would have previously accrued based upon its issue price (its "adjusted issue price"). The application of these rules will also vary depending on the value of the bond on the date a Unitholder acquires his Units, and the price the Unitholder pays for his Units.

     Because the Trust Funds do not include any "private activity" bonds within the meaning of Section 57 (a)(5) of the Code issued on or after August 8, 1986, none of the Trust Funds' interest income shall be treated as an item of tax preference when computing the alternative minimum tax. In the case of corporations, for taxable years beginning after December 31, 1986, the alternative minimum tax and the Superfund Tax depend upon the corporation's alternative minimum taxable income ("AMTI") which is the corporation's taxable income with certain adjustments.

     Pursuant to Section 56(c) of the Code, one of the adjustment items used in computing AMTI and the Superfund Tax of a corporation (other than an S Corporation, Regulated Investment Company, Real Estate Investment Trust or REMIC) for taxable years beginning after 1989, is an amount equal to 75% of the excess of such corporation's "adjusted current earnings" over an amount equal to its AMTI (before such adjustment item and the alternative tax net operating loss deduction). "Adjusted current earnings" includes all tax-exempt interest, including interest on all Bonds in a Trust Fund, and tax-exempt original issue discount.

     Effective for tax returns filed after December 31, 1987, all taxpayers are required to disclose to the Internal Revenue Service the amount of tax-exempt interest earned during the year.

     Section 265 of the Code provides for a reduction in each taxable year of 100 percent of the otherwise deductible interest on indebtedness incurred or continued by financial institutions, to which either Section 585 or Section 593 of the Code applies, to purchase or carry obligations acquired after August 7, 1986, the interest on which is exempt from Federal income taxes for such taxable year. Under rules prescribed by Section 265, the amount of interest otherwise deductible by such financial institutions in any taxable year which is deemed to be attributable to tax-exempt obligations acquired after August 7, 1986, will be the amount that bears the same ratio to the interest deduction otherwise allowable (determined without regard to Section 265) to the taxpayer for the taxable year as the taxpayer's average adjusted basis (within the meaning of Section 1016) of tax-exempt obligations acquired after August 7, 1986, bears to such average adjusted basis for all assets of the taxpayer, unless such financial institution can otherwise establish, under regulations, to be prescribed by the Secretary of the Treasury, the amount of interest on indebtedness incurred or continued to purchase or carry such obligations.

     We also call attention to the fact that, under Section 265 of the Code, interest on indebtedness incurred or continued to purchase or carry Units is not deductible for Federal income tax purposes. Under rules used by the Internal Revenue Service for determining when borrowed funds are considered used for the purpose of purchasing or carrying particular assets, the purchase of Units may be considered to have been made with borrowed funds even though the borrowed funds are not directly traceable to the purchase of Units. However, these rules generally do not apply to interest paid on indebtedness incurred for expenditures of a personal nature such as a mortgage incurred to purchase or improve a personal residence.

     "The Revenue Reconciliation Act of 1993" (the "Tax Act") subjects tax-exempt bonds to the market discount rules of the Code effective for bonds purchased after April 30, 1993. In general, market discount is the amount (if any) by which the stated redemption price at maturity exceeds an investor's purchase price (except to the extent that such difference, if any, is attributable to original issue discount not yet accrued) subject to a statutory de minimis rule. Market discount can arise based on the price a Trust Fund pays for Bonds or the price a Unitholder pays for his or her Units. Under the Tax Act, accretion of market discount is taxable as ordinary income; under prior law, the accretion had been treated as capital gain. Market discount that accretes while a Trust Fund holds a Bond would be recognized as ordinary income by the Unitholders when principal payments are received on the Bonds, upon sale or at redemption (including early redemption), or upon the sale or redemption of his or her Units, unless a Unitholder elects to include market discount in taxable income as it accrues.

     We have also examined the laws of the State of Missouri to determine their applicability to the Fund. It is our opinion that under Missouri law, as presently enacted and construed:

       (i) Each Trust Fund is not an association taxable as a corporation for Missouri income tax purposes.

       (ii) The Unitholders of each Trust Fund will be treated as the owners of a pro rata portion of each Trust Fund and the income of each Trust Fund will therefore be treated as income of the Unitholders under Missouri law.

       (iii) Each Trust Fund will not be subject to the Kansas City, Missouri Earnings and Profits Tax and each Unitholder's share of income of each Trust will not generally be subject to the Kansas City, Missouri Earnings and Profits Tax or the City of St. Louis Earnings Tax (except in the case of certain Unitholders, including corporations, otherwise subject to the St. Louis City Earnings Tax).

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                         Very truly yours,



                                         CHAPMAN AND CUTLER

MJK/ch

                              Chapman and Cutler
                            111 West Monroe Street
                           Chicago, Illinois  60603


                                October 5, 1995



Everen Unit Investment Trusts
77 West Wacker Drive
Chicago, Illinois  60601

Investors Fiduciary Trust Company
127 West 10th Street
Kansas City, Missouri 64105


     Re:  Everen Unit Investment Trusts Series 38
            U.S. Treasury Portfolio, Series 16

Gentlemen:

     We have acted as counsel for Everen Unit Investment Trusts, a service of Everen Securities, Inc., Depositor of Everen Unit Investment Trusts Series 38, U.S. Treasury Portfolio, Series 16 (the "Trust Fund"), in connection with the issuance of Units of fractional undivided interest in the Trust Funds, under a Trust Agreement, dated October 5, 1995 (the "Indenture"), between Everen Unit Investment Trust Funds, as Depositor, and Investors Fiduciary Trust Company, as Trustee.

     In this connection, we have examined the Registration Statement, the form of Prospectus proposed to be filed with the Securities and Exchange Commission, the Indenture and such other instruments and documents as we have deemed pertinent.

     Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable we are of the opinion that, under existing Federal income tax law:

          (i) The Trust Fund is not an association taxable as a corporation but will be governed by the provisions of Subchapter J (relating to Trust Funds) of Chapter 1, Internal Revenue Code of 1986 (the "Code").

          (ii) Each Unitholder will be considered the owner of a pro rata portion of each U.S. Treasury Obligation in the Trust Fund and will be considered to have received the interest on his pro rata portion of each U.S. Treasury Obligation when interest on such U.S. Treasury Obligation is received by the Trust Fund. Each Unitholder will also be required to include in taxable income for federal income tax purposes, original issue discount with respect to his interest in any U.S. Treasury Obligation held by the Trust Fund which was issued with original issue discount at the same time and in the same manner as though the Unitholder were the direct owner of such interest. Original issue discount will be treated as zero with respect to the U.S. Treasury Obligations if it is "de minimis" within the meaning of Section 1273 of the Code and, based upon a Treasury Regulation (the "Regulation") which was issued on December 28, 1992 regarding the stripped bond rules of the Code, original issue discount with respect to a Stripped Treasury Security will be treated as zero if it is "de minimis" as determined thereunder.

          (iii) Each Unitholder will be considered the owner of a pro rata portion of each asset in the Trust Fund. The total cost to a Unitholder of his Units, including sales charges, is allocated among his pro rata portion of each asset held by the Trust Fund (in proportion to the fair market values thereof on the date the Unitholder purchases Units) in order to determine his initial tax basis for his pro rata portion of each asset held by the Trust Fund. The basis of each Unit and of each U.S. Treasury Obligation which was issued with original issue discount must be increased by the amount of accrued original issue discount and the basis of each Unit and of each U.S. Treasury Obligation which was purchased by the Trust Fund at a premium must be reduced by the annual amortization of bond premium which the Unitholder has properly elected to amortize under Section 171 of the Code. The Stripped Treasury Securities are treated as bonds that were originally issued at an original issue discount. Because the Stripped Treasury Securities represent interests in "stripped" U.S. Treasury bonds, a Unitholder's initial cost for his pro rata portion of each Stripped Treasury Security held by the Trust Fund (determined at the time he acquires his units, in the manner described above) shall be treated as its "purchase price" by the Unitholder. Under the special rules relating to stripped bonds, original issue discount applicable to the Stripped Treasury Securities is effectively treated as interest for Federal income tax purposes and the amount of original issue discount in this case is generally the difference between the bond's purchase price and its stated redemption price at maturity. A Unitholder will be required to include in gross income for each taxable year the sum of his daily portions of original issue discount attributable to the Stripped Treasury Securities held by the Trust Fund as such original issue discount accrues and will in general be subject to Federal income tax with respect to the total amount of such original issue discount that accrues for such year even though the income is not distributed to the Unitholders during such year to the extent it is greater than or equal to the "de minimis" amount described above. To the extent the amount of such discount is less than the respective "de minimis" amount, such discount shall be treated as zero. In general, original issue discount accrues daily under a constant interest rate method which takes into account the semi-annual compounding of accrued interest. In the case of Stripped Treasury Securities this method will generally result in an increasing amount of income to the Unitholders each year. A Unitholder's tax basis for his pro rata portion of each asset held by the Trust Fund may be subject to adjustment as discussed in paragraph (v) hereof.

          (iv) The Unitholder's aliquot share of the total proceeds received on the disposition of, or principal paid with respect to, a U.S. Treasury Obligation held by the Trust Fund will constitute ordinary income (which will be treated as interest income for most purposes) to the extent it does not exceed the accrued market discount on such U.S. Treasury Obligation that has not previously been included in taxable income by such Unitholder. A Unitholder may generally elect to include market discount in income as such discount accrues. In general, market discount is the excess, if any, of the Unitholder's pro rata portion of the outstanding principal balance of a U.S. Treasury Obligation over the Unitholder's initial tax cost for such pro rata portion, determined at the time such Unitholder acquires his Units. However, market discount with respect to any U.S. Treasury Obligation will generally be considered zero if it does not exceed the statutorily defined "de minimis" amount. The market discount rules do not apply to Stripped Treasury Securities because they are stripped debt instruments subject to special original issue discount rules as discussed above. If a Unitholder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount on the Unitholder's pro rata portion of each U.S. Treasury Obligation that is held by the Trust Fund that has not previously been included in taxable income by such Unitholder. In general, market discount accrues on a ratable basis unless the Unitholder elects to accrue such discount on a constant interest rate basis. However, no opinion is expressed herein regarding the precise manner in which market discount accrues. The deduction by a Unitholder for any interest expense incurred to purchase or carry Units will be reduced by the amount of any accrued market discount that has not yet been included in taxable income by such Unitholder. In general, the portion of any interest expense which is not currently deducible would be ultimately deductible when the accrued market discount is included in income.

          (v) As discussed in paragraph (iv) hereof, if a Unitholder sells his Units, gain, if any, will constitute ordinary income to the extent of the aggregate of the accrued market discount (which has not previously been included in such Unitholder's taxable income) with respect to the Unitholder's pro rata portion of each U.S. Treasury Obligation held by the Trust Fund. Any other gains (or losses) will be capital gains (or losses) except in the case of a dealer or a financial institution, and will be long-term if the Unitholder has held his Units for more than one year. A Unitholder will recognize taxable gains (or losses) (a) upon redemption or sale of his Units, (b) if the Trustee disposes of an asset or (c) upon receipt by the Trustee of payments of principal on the U.S. Treasury Obligations. The amount of any such gain (or loss) is measured by comparing the Unitholder's pro rata share of the total proceeds from the transaction with his adjusted tax basis in his Units or his pro rata interest in the asset as the case may be, and then reducing such gain, if any, to the extent characterized as ordinary income resulting from accrued market discount as discussed above. A Unitholder's tax basis in his Units and his pro rata portion of each of the underlying assets of the Trust Fund may be adjusted to reflect the accrual of market discount (if the Unitholder has elected to include such discount in income as it accrues), original issue discount and amortized bond premium, if any. The tax cost reduction requirements of said Code relating to amortization of bond premium may, under some circumstances, result in the Unitholder realizing a taxable gain when his Units are sold or redeemed for an amount equal to his original cost. In addition, Unitholders must reduce the tax basis of their Units and their pro rata portion of the underlying assets of the Trust Fund for their share of accrued interest received by the Trust Fund, if any, on U.S. Treasury Obligations delivered after the Unitholders pay for their Units to the extent that such interest accrued on such U.S. Treasury Obligations during the period from the Unitholder's settlement date to the date such U.S. Treasury Obligations are delivered to the Trust Fund and, consequently, such Unitholders may have an increase in taxable gain or reduction in capital loss upon the disposition of such Units or such U.S. Treasury Obligations.

          (vi) The Code provides that "miscellaneous itemized deductions" are allowable only to the extent that they exceed two percent of an individual taxpayer's adjusted gross income. Miscellaneous itemized deductions subject to this limitation under present law include a Unitholder's pro rata share of expenses paid by the Trust Fund, including fees of the Trustee and the Evaluator but does not include amortizable bond premium on U.S. Treasury Obligations held by the Trust Fund.

     For taxable years beginning after December 31, 1986 and before January 1, 1996, certain corporations may be subject to the environmental tax (the "Superfund Tax") imposed by Section 59A of the Code. Interest received from, and gains recognized from the disposition of, a security by the Trust Fund or the sale of Units by a Unitholder will be included by such corporations in the computation of the Superfund Tax.

     A Unitholder who is a foreign investor (i.e., an investor other than a U.S. citizen or resident or U.S. corporation, partnership, estate or trust) will not be subject to United States Federal income taxes, including withholding taxes on interest income (including any original issue discount) on, or any gain from the sale or other disposition or redemption of a U.S. Treasury Obligation held by the Trust Fund or the sale of his Units provided that all of the following conditions are met:

          (i) the interest income or gain is not effectively connected with the conduct by the foreign investor of a trade or business within the United States;

          (ii) with respect to any gain, the foreign investor (if an individual) is not present in the United States for 183 days or more during his or her taxable year;

          (iii) the U.S. Treasury Obligation was issued after July 18, 1984; and

          (iv) the foreign investor provides all certification which may be required of his status and of the matters contained in clauses (i) and (ii) above.

          We have also examined the laws of the State of Missouri to determine their applicability to the Trust Fund. It is our opinion that under Missouri law, as presently enacted and construed:

          (i) The Trust Fund is not an association taxable as a corporation for Missouri income tax purposes.

          (ii) The Unitholders of the Trust Fund will be treated as the owners of a pro rata portion of the Trust Fund and the income of the Trust Fund will therefore be treated as income of the Unitholders under Missouri law.

          (iii) The Trust Fund will not be subject to the Kansas City, Missouri Earnings and Profits Tax and each Unitholder's share of income of the Trust Fund will not generally be subject to the Kansas City, Missouri Earnings and Profits Tax or the City of St. Louis Earnings Tax (except in the case of certain Unitholders, including corporations, otherwise subject to the St. Louis City Earnings Tax).

     The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including state or local taxes or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-62735) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                        Very truly yours,



                                        CHAPMAN AND CUTLER